CERTIFICATE OF AMENDMENT
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

NOVELOS THERAPEUTICS, INC.

Pursuant to Section 242
of the General Corporation Law
of the State of Delaware

Novelos Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify as follows:

1.A resolution was duly adopted by written consent of the Board of Directors of the Corporation, pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Amended and Restated Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The stockholders of the Corporation duly approved said proposed amendment at a meeting duly held on July 16, 2007 at which a quorum was present and acting throughout and in accordance with the provisions of Section 242 of the Delaware General Corporation Law, and written notice of such action has been provided to those stockholders who did not consent in writing to such action. The resolution setting forth the amendment is as follows:

RESOLVED, that the Amended and Restated Certificate of Incorporation of the Corporation be amended by deleting Article FOURTH thereof in its entirety and substituting therefor the following new article FOURTH:

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is one hundred fifty million seven thousand (150,007,000) shares, of which one hundred fifty million (150,000,000) shares shall be designated "Common Stock" and seven thousand (7,000) shares shall be designated "Preferred Stock." Shares of Common Stock and Preferred Stock shall have a par value of $.00001 per share.

2.That the foregoing amendment was approved by the holders of the requisite number of shares of the Corporation in accordance with Section 242 of the General Corporation Law.

3.That this Certificate of Amendment, which amends the provisions of the Corporation’s Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with Section 242 of the General Corporation Law.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by, Harry S. Palmin, its President, this 16th day of July, 2007.

NOVELOS THERAPEUTICS, INC.

By:	/s/ Harry S. Palmin
Name: Harry S. Palmin Title: President